EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

Atlantis Plastics Announces Delaware Reincorporation and Special Cash Dividend

     Atlanta, GA – March 22, 2005 – Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced that it has changed its state of incorporation from Florida to Delaware pursuant to the approval of its shareholders at a special meeting held on March 15, 2005. Atlantis also announced that its Board of Directors declared on March 22, 2005, a special, one-time cash dividend of $12.50 per common share, payable April 8, 2005, to shareholders of record as of April 1, 2005.

     Earl W. Powell, Chairman of Atlantis stated that: “The Board is pleased with all of the positive developments occurring at the Company. Our decision to complete the financing and pay the special dividend is a great result for the Company and its shareholders, and we look forward to the Company’s continued success.”

About Atlantis

     Atlantis Plastics, Inc. is a leading U.S. manufacturers of high quality specialty plastic films and custom molded and extruded plastic products used for storage and transportation, food service, appliance, automotive, commercial and consumer applications. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.